Exhibit 10.2

EXECUTION VERSION

EIGHTH AMENDMENT TO EMPLOYMENT AGREEMENT

This EIGHTH AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), is made and entered into as of April 1, 2024, by and between Craig Shore (the “Executive”) and InspireMD, Inc., a Delaware Corporation (the “Company”) for purposes of amending that certain Amended and Restated Employment Agreement dated as of May 5, 2014, as amended on January 5, 2015, July 25, 2016, March 25, 2019, August 14, 2020, November 4, 2021, January 17, 2022 and January 18, 2023, by and between the Company and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the Parties desire to amend the Agreement in certain respects;

NOW, THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Additional Payments in the event of an Employment Termination related to Change in Control. A new Section 5.3 shall be added to the Agreement as follows:

In the event of a Change in Control as defined by Exhibit A to the Agreement if the Executive is terminated during the three (3) month period before the Change of Control or within twelve (12) months following a Change of Control for any reason other than Cause or his Agreement is not renewed by the Company during the three months before or twelve months following a Change in Control, the Executive shall receive, subject to the execution and timely return by the Executive of a release of claims in the form to be delivered by the Company, which release shall, by its terms, be irrevocable no later than the sixtieth (60th) day following this employment termination date, the following additional Change in Control benefits: (a) severance pay equal to the Executive’s Base Salary for twelve (12) months, paid on the Company’s first regular pay date thirty days after the Executive is terminated or on the Company’s regular payroll schedule, whichever the Executive chooses in his sole discretion; (b) the equivalent of Executive’s entire Annual Bonus (defined in Section 2.3 of the Agreement) based on achievement of the applicable performance criteria/financial results in the year prior to the year of termination, paid in one lump sum on the Company’s first regular payroll pay date that occurs after the expiration of the applicable revocation period for the release; (c) the amount equal to the product of (i) the Annual Bonus, paid at 100% target, for the calendar year in which his termination of employment occurs (assuming full achievement of all applicable goals under the Bonus Plan) that he would have received had his employment not been terminated during such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year, payable at the same time as such bonuses are payable to other executives under the Bonus Plan; and (d) in addition, the Executive may exercise any future stock options or stock appreciation rights until the earlier of (x) the last date on which such stock options or stock appreciation rights could have been exercised pursuant to the terms of the applicable award agreement, irrespective of the Executive’s termination of employment; and (y) the date that is one (1) year following his employment termination date. These additional amounts shall be paid in addition to payments related to any and all social, pension, retirement, profit-sharing, severance or similar compensatory benefits, including payments pursuant to the Policy (as defined in Section 3.5) and the Education Fund (as defined in Section 3.6), owed to and/or previously deposited into the relevant accounts of or for the benefit of, the Executive as of the date of termination plus an amount equal to the sum of (A) the annual cost to the Company of providing the automobile to the Executive (i.e. car allowance) and (B) payments related to any and all social, pension, retirement, profit-sharing, severance or similar compensatory benefits, including payments pursuant to the Policy and the Education Fund, which the Company would have been obligated to pay had the Executive remained employed in the same position and at the same base salary for the 12 months immediately following the date of termination, as were in effect for the 12 months immediately preceding the date of termination. These Change in Control benefits are in addition to (but without duplication of) Executive’s severance benefits that would be triggered by terminations without a Change in Control which include: (A) one year of Base Salary: (B) the annual cost to the Company of providing the automobile to the Executive (i.e. car allowance) and (C) payments related to any and all social, pension, retirement, profit-sharing, severance or similar compensatory benefits, including payments pursuant to the Policy and the Education Fund, Manager’s Insurance, Recuperation Pay, and unused vacation days which the Company would have been obligated to pay had the Executive remained employed in the same position and at the same base salary for the twelve (12) months immediately following the date of termination, as were in effect for the twelve (12) months immediately preceding the date of termination.

Additionally, in the event of a Change in Control as defined by Exhibit A to the Agreement to the fullest extent permitted by the Company’s then-current benefit plans, Executive shall be entitled to continuation of health, dental, vision and life insurance coverage, (but not pension, retirement, profit-sharing, severance or similar compensatory benefits), for the Executive and the Executive’s eligible dependents substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive’s employment for the lesser of 12 months after termination or until the Executive secures coverage from new employment. The period of COBRA health care continuation coverage provided under Section 4980B of the Code shall run concurrently with the foregoing 12-month period. In order to receive such benefits, the Executive or his eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination, and nothing herein shall require the Company to be responsible for such items. If the Executive is a “specified employee” under Section 409A, the full cost of the continuation or provision of employee group welfare benefits (other than medical or dental benefits) shall be paid by the Executive until the earliest to occur of (i) the Executive’s death or (ii) the first day of the seventh month following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the first day of the seventh month following the Executive’s termination of employment, except that, as provided above, the Executive shall not receive reimbursement for any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination.

2. Additionally, the definition of “Change in Control Period” in Exhibit A to the Agreement shall be replaced in its entirety as follows as follows:

“Change in Control Period” shall mean the three (3) months before or twelve (12) month period commencing on the Change in Control Date.

3. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof

4. In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

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Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have executed this Amendment to Employment Agreement as of the date first set forth above.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ Paul Stuka
Name:	Paul Stuka
Title:	Chairman of the Board

THE EXECUTIVE:

/s/ Craig Shore
Craig Shore, an individual